Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (“Release”) is entered into by and between Chicago Bridge & Iron Company (Delaware) and its parent and affiliate companies (the “Company”), and Philip K. Asherman (“Retiree”).

RECITALS

WHEREAS, Retiree is signatory to certain Long Term Incentive Plan Agreements and Acknowledgments (the “LTIP Agreements”) relating to Retiree’s participation in the Company’s 2008 Long-Term Incentive Plan, as amended (the “LTIP”); and

WHEREAS, Retiree is also signatory to a LTIP Special Incentive Stock Award Agreement and Acknowledgment (the “Special LTIP Agreement”, attached hereto as Ex. A); and

WHEREAS, Retiree has notified the Company that Retiree would like to “retire” (a defined term under the LTIP Agreements and the LTIP) from the Company, effective July 1, 2017 (the “Retirement Date”). A copy of Retiree’s Letter of Resignation is attached as Ex. B; and

WHEREAS, pursuant to the terms of this Release, as part of the consideration for the terms and conditions of this Release, the Company is amenable to treating Retiree’s departure from the Company as a “Qualifying Termination” under the terms of the Special LTIP Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Retiree agree as follows:

1) Consideration for Release.

a)	As soon as practicable (not more than 30 days) after the Effective Date (as defined in Section 5(d) of this Release), the Company will make a lump sum cash payment to Retiree in the amount of $978,000.00, less all applicable withholdings. This payment was determined by reference to the prorated target award for Retiree under the Company’s Incentive Compensation Program for 2017, but is not an amount earned or otherwise payable under that program and is in addition to anything of value to which Retiree is otherwise entitled.

b)

The Company agrees and acknowledges that, on the Effective Date, the Company shall consider Retiree’s departure from the Company to be a Retirement as defined by the LTIP Agreements and Section 2.34 of the LTIP with respect to all outstanding grants of Options, Restricted Stock Units and Performance Shares previously awarded in the LTIP Agreements, including any such grants made to Retiree on or after February 18, 2015; provided, however, that the Company will not deem Retiree’s departure a Retirement if Retiree does not strictly adhere to the definition of Retirement as set forth in the

Agreements and in the LTIP. In addition, as of the Retirement Date, the Retiree’s salary will cease, and any entitlement he has or might have under a Company-provided benefit plan, program, contract or practice will terminate, except as otherwise expressly provided by the terms of the applicable plan or program, as required by law or as otherwise described below. For the sole purpose of the LTIP and the LTIP Agreements for awards granted in 2017, Retiree shall be credited with service through December 31, 2017, thereby qualifying such awards for Retirement treatment under the terms of the applicable LTIP Agreements. Retiree understands and agrees that such additional service credit for 2017 under this Section 1(b) is in addition to anything of value to which the Retiree is otherwise entitled. Retiree understands that the LTIP awards otherwise remain subject to the terms and conditions of the LTIP and the LTIP Agreements, including the requirements regarding a 6-month payment delay for vested restricted stock units and continued 2017 (and future) performance conditions for performance shares.

c)	The Company agrees and acknowledges that, on the Effective Date, the Company shall consider Retiree’s departure from the Company to be a “Qualifying Termination” under the terms of the Special LTIP Agreement and the LTIP. Retiree understands and agrees that the consideration under this Section 1(c) is in addition to anything of value to which the Retiree is otherwise entitled. Retiree understands that the award shall otherwise remain subject to the terms and conditions of the LTIP and Special LTIP Agreement, including provisions regarding timing of payment for portions of the award previously earned based on performance and the continued application of future performance conditions for portions of the award not yet earned based on performance.

2) Release.

a)	Retiree, on behalf of himself, his heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally releases the Company and its parents, subsidiaries, divisions and Affiliates, together with their respective current and former owners, assigns, agents, Supervisory Board members, directors, partners, officers, employees, attorneys and representatives and any of their predecessors and successors and each of their estates, heirs and assigns (all both individually and in their official capacities, and collectively, the “Company Releasees”) from any and all complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, which Retiree or his heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever against the Company or any of the other Company Releasees from the commencement of employment with the Company Releasees to the close of business on the date of retirement, except those claims which cannot be released as a matter of law or as arise under this Agreement. This release includes all claims arising out of, or relating to, Retiree’s employment with or retirement from employment with the Company Releasees, including but not limited to, any and all claims pursuant to Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq., as amended by the Civil Rights Act of 1991; the Civil Rights Act of 1866, 42 U.S.C. §§1981 and 1985; the Retiree

Retirement Income Security Act of 1974, as amended, 29 U.S.C. §621, et seq.; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §12101, et seq.; the Age Discrimination in Employment Act of 1967, 29 U.S.C.§621, et seq., as amended by the Older Workers Benefit Protection Act of 1990 (the “ADEA’’); the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq., as amended; the Fair Labor Standards Act, 42 U.S.C. §201, et seq., including the Wage and Hour Law relating to payment of wages and overtime; the Worker Adjustment and Retraining Notification Act; the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended (“USERRA”); the Sarbanes-Oxley Act, as amended, the Genetic Information Nondiscrimination Act of 2008 (“GINA”); Chapter 21 of the Texas Labor Code (also known as the “Texas Commission on Human Rights Act”); Section 451 of the Texas Labor Code; the Texas Payday Law (Chapter 61 of the Texas Labor Code); any other claims under the Texas Labor Code, Texas disability discrimination law (Tex. Hum. Res. Code §§ 121.001 et seq.), the Texas Communicable Diseases Law (Tex. Health & Safety Code§§ 81.101 et seq.), the Texas and Health and Safety Code, the Texas Civil Practice and Remedies Code (including any claim for attorneys’ fees under Chapter 38 of the Texas Civil Practice and Remedies Code), and/or the Texas Occupations Code; and all other federal, state or local laws or regulations. This Release also includes, but is not limited to, a release of any claims for breach of contract, tortious, negligent and any other wrongful conduct, mental pain and anguish, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, misrepresentation, wrongful termination, retaliation, wrongful discharge in violation of public policy, breach of any express or implied covenant of good faith and fair dealing, bad faith, unpaid hours worked, overtime pay, vacation pay, punitive damages, compensatory damages, back pay, reinstatement, front pay, liquidated damages, unpaid bonuses or incentive compensation, unfulfilled tax preparation services, unpaid/un-provided perquisites, injunctive and other equitable relief, costs or attorneys’ fees, based on or arising from or in any way relating to Retiree’s employment with the Company Releasees and/or Retiree’s retirement from employment with the Company Releasees. Retiree is not waiving any rights or claims that may arise after this Release is effective under the ADEA, any Company ERISA plan, or otherwise. To the extent the approval of a court or administrative agency is required to waive any of the aforementioned causes of action, Retiree agrees to obtain such approval, if and when needed, and not to pursue any such causes of action.

THE PRECEDING PARAGRAPH MEANS THAT UPON THE EFFECTIVE DATE, RETIREE WILL HAVE WAIVED ANY RIGHT RETIREE MAY HAVE TO BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM OR DEFENSE AGAINST THE COMPANY BASED ON ANY ACTIONS TAKEN BY THE COMPANY RELATED TO THE SUBJECT MATTER OF THIS RELEASE UP TO THE DATE THIS RELEASE BECOMES EFFECTIVE.

b)	Retiree represents that he has not initiated any lawsuit or administrative charge of discrimination against the Company with any federal, state or local court or administrative agency. Retiree understands that nothing contained in this Release limits Retiree’s right, if permitted by law, to file a charge or complaint with the Equal Employment Opportunity

Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local government agency or commission (“Government Agencies”). Retiree further understands that this Release does not limit Retiree’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information, without notice to the Company. Retiree understands that he has waived and released any and all claims for money damages and equitable relief that Retiree may recover from the Company pursuant to the filing or prosecution of any administrative charge against the Company by Retiree, or any resulting civil proceeding or lawsuit brought on Retiree’s behalf for the recovery of such relief, and which arises out of the matters that are and may be released or waived by this Agreement. Although Retiree waives all rights to recover any damages for the claims related to his employment released herein, this Release does not limit Retiree’s right to receive an award for information provided to any Government Agency.

c)	If Retiree is subpoenaed or otherwise compelled to testify in connection with any matter relating to the Company, he shall immediately notify the Company’s Chief Legal Officer. Nothing in this Agreement is intended to preclude Retiree from truthfully responding to inquiries pursuant to a subpoena in connection with any lawsuit or administrative proceeding, or prohibit Retiree from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any state or federal authority, or from any other cooperation with any government agency. Retiree is not required to notify the Company if Retiree has made such disclosures, or to secure the Company’s permission to do so.

3) Mutual Indemnification

The Company shall indemnify Retiree and hold him harmless from any cost, expense or liability arising out of or relating to any acts or omissions made by him as an employee, officer or director of the Company and advance expenses therefor to the fullest extent required by the Company’s Certificate of Incorporation and Bylaws, the Articles of Association of Chicago Bridge & Iron Company N.V., and any other written policies or agreements covering Retiree regarding indemnification protection, including any applicable director and officer liability coverage maintained by the Company or its affiliates (together, the “Indemnification Documents”), to the extent not prohibited by applicable law.

Retiree agrees to reimburse, indemnify, defend and hold Company harmless for any claims or suits, costs or liabilities asserted against the Company due to actions Retiree took while working for the Company to the extent not otherwise within the scope of the Indemnification Documents.

4) Obligations of Retiree.

a)	Confidentiality. During Retiree’s employment, Retiree had access to certain information concerning the Company that is confidential and proprietary and constitutes valuable and unique property of the Company (hereinafter referred to as “Confidential Information”). Confidential Information shall include, without limitation, the Company’s plans; current and future strategies, potential acquisitions and divestitures; costs; prices; client lists; pricing policies; financial and tax information; the names of and pertinent information regarding suppliers; computer programs; policies and procedures; training and recruiting procedures; accounting procedures; the status and content of the Company’s contracts with its suppliers or clients; and inventions, products, methods and manufacturing techniques at any time used, developed, or investigated by the Company. Retiree agrees that he will not, at any time following his retirement from the Company, disclose to others, use, copy or permit to be copied any Confidential Information (whether or not developed by Retiree) without the prior written consent of the Company. Retiree further agrees to continue to maintain in confidence any confidential information of third parties received as a result of Retiree’s employment and duties with the Company.

b)	Return of Company Property. Retiree represents and agrees that Retiree has returned to the Company all property of the Company, including, but not limited to, documents, contracts, agreements, plans, succession plans, staffing plans, Retiree information, photographs, books, notes, reports, files, memoranda, records and software, cloud software accounts containing property of the Company or data relating to the Company, desktops/laptops, tablets, flash drives, hard drives and other computer equipment, credit cards, cardkey passes, door and file keys, computer access codes or disks and instructional manuals, and other physical or electronic property that Retiree received and/or prepared or helped prepare in connection with Retiree’s employment with the Company, and that Retiree has not retained any copies, duplicates, reproductions or excerpts thereof. Notwithstanding the foregoing sentence, Retiree may retain as his own the iPad and smartphone issued to him during his employment but he shall be financially responsible for any mobile service plan(s) relating to these items after July 1, 2017.

c)	Agreements Concerning Retirement. In the event that Retiree is determined not to have satisfied and complied with all of the requirements under the definition of “Retirement” within the meaning of the LTIP Agreements or the LTIP, or this Release, the following shall occur:

(i)	Notwithstanding any provision to the contrary in any agreement or plan, Retiree shall be obligated to forfeit to the Company any Restricted Stock that vested on an accelerated basis as a result of Retiree’s representation of Retirement to Company. In the event Retiree no longer owns said Restricted Stock, then Retiree shall be obligated to pay to the Company the cash equivalent of the Restricted Stock based on the closing price of Company stock on the accelerated vesting date immediately upon demand;

(ii)	Notwithstanding any provision to the contrary in any agreement or plan, Retiree shall: (a) forfeit any Performance Shares that vested since the Effective Date; (b) if the Performance Shares are already vested and sold, pay to the Company the cash equivalent based on the closing price of Company stock on the vesting date immediately upon demand; and (c) forfeit any right to vest any Performance Shares/Units not already vested; and

(iii)	Notwithstanding any provision to the contrary in any agreement or plan, Retiree shall be obligated to forfeit to the Company any Options that vested on an accelerated basis as a result of Retiree’s representation of Retirement to Company. In the event Retiree has already sold said Options, then Retiree shall be obligated to pay to the Company the cash equivalent of any gain above the Option Price Retiree earned on the sale of said Options immediately upon demand.

d)	Non-Solicitation. For a period of 2 years following the Effective Date, Retiree shall not, either on Retiree’s own behalf or on behalf of any person or entity (either directly or indirectly via a corporate recruiter, headhunter or any other individual or entity) attempt to induce or otherwise entice any other Retiree of the Company to leave the employment of the Company. Retiree agrees that he will not, either individually or on behalf of any person or entity, (i) attempt to hire or hire any of the employees of the Company during this period or (ii) otherwise initiate communications with the employees of the Company concerning any such employee ceasing employment with the Company during this period.

e)	Cooperation.

i)	Services. Retiree agrees to cooperate upon the reasonable, written request of the Company, by making himself reasonably available to provide information that may, in the exclusive discretion of the Company or its attorneys, assist or be relevant to the Company’s legal proceedings including specifically, but not exclusively, depositions, meetings in advance of depositions, meetings in advance of giving a statement in a government investigation, and the giving of a statement in a government investigation, meetings in advance of trial or hearing, and trial or hearing, relating to or arising from the business, actions against Retiree related to his prior employment with the Company, acts or claimed omissions of the Company or any of its affiliates (the “Services”). Furthermore, Retiree agrees that Retiree shall testify fully and truthfully in any civil, criminal or administrative investigation proceeding unless Retiree elects to invoke a Fifth Amendment privilege against self-incrimination.

ii)	Independent Contractor Status. The Company and Retiree expressly agree and understand that Retiree will perform the Services as an independent contractor and nothing in this Release nor the Services rendered hereunder is meant, or shall be construed in any way or manner, to create between Retiree and the Company a relationship of employer and employee, principal and agent, partners or any other relationship other than that of independent parties contracting with each other solely for the purpose of carrying out the Services. Accordingly, Retiree acknowledges and agrees that he shall not be entitled to any compensation or benefits provided by the

Company to its employees in connection with carrying out the Services. In addition, Retiree shall have sole and exclusive responsibility for the payment of all federal, state and local income taxes with respect to any compensation provided by the Company hereunder for the Services. Retiree further agrees that Retiree is not an agent of the Company and is not authorized and shall not have the power or authority to bind Company or incur any liability or obligation, or act on behalf of Company following the Retirement Date. Retiree and the Company do not intend for the Services to exceed 20% of the average level of services Retiree provided to the Company during the 36- month period prior to Retiree’s retirement, and consequently it is intended that Retiree will have a “separation from service” with the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), as of July 1, 2017, regardless of the commitment to provide the Services under this Release.

iii)	Compensation For Services.

(1)	Amount. In consideration for the Services, the Company shall pay Retiree a fee based on the number of documented hours of service rendered by Retiree for the Services at the hourly rate of $700. In no event shall Retiree receive hourly fees for time spent travelling for the Services.

(2)	Payment Terms. Within 10 business days after the close of each calendar month in which Retiree provide Services, Retiree shall submit to the Company a monthly service report that summarizes Retiree’s time and activities for the month in rendering the Services. The Company shall then have 10 business days to request any clarifications or additional information about the Services. Once the monthly service report is approved, the Company shall pay Retiree all amounts due for Services rendered in a calendar month no later than the end of the following calendar month.

(3)	Reimbursement for Expenses. The Company shall timely reimburse Retiree for reasonable business expenses incurred in connection with the Services in accordance with the Company’s then-current policies for independent contractors as soon as practicable after all required documentation has been timely furnished by Retiree, generally no later than 30 days following the date such documentation has been furnished (but in no event later than the last day of the year following the year in which the expense was incurred).

(4)	Travel. The Company may choose to provide Retiree with transportation or accommodations for the Services provided at its own direct cost to the transportation or accommodation provider, which may include travel on the Company’s aircraft. When travel is provided for the Retiree in a commercial aircraft, it shall be first class cabin status.

5) Acknowledgments.

a)	Retiree has been advised in writing by the Company to consult with an attorney before executing this Release.

b)	Retiree has carefully read the contents of this Release and understands its contents. Retiree is executing this Release voluntarily, knowingly, and without any duress or coercion.

c)	Retiree has been extended a period of twenty-one (21) days, commencing June 27, 2017, within which to consider this Release and this has afforded Retiree ample opportunity to consult with financial and legal advisors prior to executing this Release. In the event Retiree decided to execute this Release prior to the expiration of the twenty-one (21) day period after presentment of this Release to Retiree, Retiree hereby certifies and represents that Retiree’s decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the twenty-one (21) day period. Should Retiree sign this Release before the expiration of the twenty-one (21) day period, the Company may expedite the processing of the consideration provided in exchange for this Release. In the event Retiree executes this Release prior to his retirement date, the parties agree that the date of execution shall be amended to reflect the day of his retirement.

d)	Retiree understands that for a period of seven (7) days following Retiree’s execution of this Release, Retiree may revoke the Release by notifying the Company’s Chief Legal Officer, in writing, of Retiree’s desire to do so. Provided that Retiree does not revoke this Release, and subject to the last sentence of Sec. 4) c) above, this Release shall become effective on the eighth (8th) calendar day after the date on which Retiree signs this Release (the “Effective Date”). In the event of a timely revocation by Retiree, this Release will be deemed null and void and the Company will have no obligations hereunder.

e)	Any consideration received pursuant hereto is subject to applicable taxes. Retiree acknowledges and agrees that the Company has made no representations regarding the tax consequences of any consideration received by Retiree, and Retiree further acknowledges and agrees that Retiree is solely liable and responsible, and will indemnify the Company and hold it harmless, for any consideration that may be deemed subject to withholding tax which were not withheld from these amounts.

6) General Provisions.

a)

This Release, together with the LTIP, LTIP Agreements and Special LTIP Agreement, sets forth the entire agreement between the parties hereto and supersedes any and all prior agreements or understandings, written or oral, between the parties pertaining to the subject matter of this Release, except as otherwise expressly stated herein. This Release expresses the full terms upon which the Company and Retiree conclude the employment relationship. There are no other representations or terms relating to the employment relationship, the conclusion of that relationship, or any pay, benefits or perquisites to which Retiree might otherwise be entitled other than those set forth in writing in this Release. Retiree hereby represents and acknowledges that in executing this Release, except as otherwise set forth herein, Retiree does not rely and has not relied upon any representations or statements made by any of the parties, agents, attorneys, Retirees, or representatives with regard to the subject matter, basis or effect of this Release.

b)	The provisions of this Release shall be deemed severable. Thus, in the event that any provision (or portion thereof) of this Release should be held to be void, voidable, or unenforceable, the remaining portions shall remain in full force and effect.

c)	Governing Law and Dispute Resolution.

i)	This Release shall be construed and enforced according to the laws of the State of Texas without regard to its conflict of law rules.

ii)	Retiree and the Company agree that any dispute regarding the terms of this Release and/or the validity of this Release and its addenda, if any, shall be resolved through arbitration. Retiree and the Company hereby expressly acknowledge that Retiree’s position in the Company had, and the Company’s business have, a substantial impact on interstate commerce and that Retiree’s involvement with the Company and the Company’s business had a national and international territorial scope commercially.

(1)	Any arbitration-related matter or arbitration proceeding of a dispute regarding the covenants herein and/or the validity of this Release and its addenda, shall be governed, heard, and decided under the provisions and the authority of the Federal Arbitration Act, 9 U.S.C.A. §1, et seq., and shall be submitted for arbitration to the office of the American Arbitration Association (“AAA”) in Houston, Texas, on demand of either Party.

(2)	Such arbitration proceedings shall be conducted in The Woodlands, Texas, and shall be conducted in accordance with the then-current Employment Arbitration Rules and Mediation Procedures of the AAA, with the exception that (i) the Retiree expressly waives the right to request interim measures or injunctive relief from a judicial authority. Retiree acknowledges that the Company alone retains the right to seek injunctive relief from a judicial authority based on the nature of this Release; and (ii) the resolution of any dispute via this mechanism shall be before a single arbitrator. Each Party shall have the right to be represented by counsel or other designated representatives. The Parties shall negotiate in good faith to appoint a mutually acceptable arbitrator; provided, however, that, in the event that the Parties are unable to agree upon an arbitrator within 30 days after the commencement of the arbitration proceedings, the AAA shall appoint the arbitrator.

(3)	The arbitrator shall have the right to award or include in his or her award any relief that he or she deems proper under the circumstances, including, without limitation, all types of relief that could be awarded by a court of law, such as money damages (with interest on unpaid amounts from date due), specific performance and injunctive relief. The arbitrator shall issue a written opinion explaining the reasons for his or her decision and award. The award and decision of the arbitrator shall be conclusive and binding upon both Parties, and judgment upon the award may be entered in any court of competent jurisdiction. The Parties acknowledge and agree that any arbitration award may be enforced against either or both of them in a court of competent jurisdiction, and each waives any right to contest the validity or enforceability of such award. The Parties further agree to be bound by the provisions of any statute of limitations that would be otherwise applicable to the controversy, dispute, or claim that is the subject of any arbitration proceeding initiated hereunder. Without limiting the foregoing, the Parties shall be entitled in any such arbitration proceeding to the entry of an order by a court of competent jurisdiction pursuant to a decision of the arbitrator for specific performance of any of the requirements of this Release.

(4)	The provisions of this Section shall survive and continue in full force and effect subsequent to and notwithstanding expiration or termination of this Agreement for any reason. The Company and the Retiree shall be equally responsible for the payment of the arbitration fees, including those of the arbitrator. The arbitrator shall have the right to award reasonable attorney’s fees and costs to the prevailing Party. Retiree and the Company acknowledge and agree that any and all rights they may have to resolve their claims by a jury trial are hereby expressly waived. The provisions of this Section do not preclude Retiree from filing a complaint with any federal, state, or other governmental administrative agency, if applicable

d)	Retiree and the Company will neither make nor authorize any public statement to be made to any third party disparaging, defaming or criticizing the other in their business interests, conduct and/or affairs. The Company shall make reasonable efforts to cause its officers or any member of Board of Directors to comply with this requirement.

e)	Any waiver, alteration, amendment or modification of any of the terms of this Release shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification is consented to on the Company’s behalf by a properly authorized corporate officer of the Company. No waiver by the Company of its rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

f)	The headings contained in this Release are for reference purposes only and shall not affect in any way the meaning or interpretation of this Release. The recital(s) set forth herein are expressly made a part of this Release.

g)	This Release may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Release may be by actual or scanned signature.

h)	This Release was jointly prepared by the Company and Retiree, and any uncertainty or ambiguity existing in it shall not be interpreted against any party as the primary drafter of this Release. The language of all parts of this Release shall in all cases be construed as a whole, according to its meaning and not strictly for or against any of the parties.

i)	The Company and the Retiree shall promptly execute, acknowledge and deliver any additional document or agreement that the other party reasonably believes is necessary to carry out the purpose or effect of this Release.

j)	The Retiree may not assign any of his rights or delegate any of his duties under this Release. The rights and obligations of the Company shall inure to the benefit of the Company’s successors and assigns by merger, acquisition or other transaction.

k)	The Release is intended to comply, to the extent applicable, with the provisions of Section 409A and shall, to the extent practicable, be construed in accordance with Section 409A. For purposes of the Release, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A will not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or additional taxes under Section 409A, amounts reimbursable to Retiree under the Release shall be paid to Retiree on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Retiree) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representations or warranties that the payments provided under the Release or any other agreement comply with, or are exempt from, Section 409A, and in no event shall the Company be liable for any portion of any taxes, penalties, interest, or other expenses that may be incurred by Retiree on account of Section 409A.

* * *

IN WITNESS WHEREOF, the undersigned have executed this Release as of the dates indicated below.

Chicago Bridge & Iron Company (Delaware)

By: Patrick K. Mullen	Date
Title: Chief Operating Officer